Exhibit 10.20a

EMPLOYMENT AGREEMENT AMENDMENT

Parties

AMENDMENT AGREEMENT made on this 10th day of August, 2021, to Employment Agreement dated the 8th day of October, 2019, between Kona Gold Beverage, Inc. (the "Company"), and Lori Radcliffe (the "Individual").

The parties agree that the salary of Lori Radcliffe under the Employment Agreement between them dated the 8th day of October, 2019, shall be at the rate of $160,000 per year effective as of the 1st day of September, 2021, and for the remainder of the contract term, unless changed by agreement of the parties.

IN WITNESS WHEREOF, this Amendment Agreement has been duly executed and delivered by or on behalf of the parties hereto as of the first date above written.

COMPANY	INDIVIDUAL

Kona Gold Beverage, Inc.	Lori Radcliffe

/S/ Robert Clark	/S/ Lori Radcliffe
Signature	Signature